Exhibit 2.3

NOTE PURCHASE AGREEMENT
8% CONVERTIBLE SUBORDINATED NOTE
BY AND AMONG
PHELPS DODGE CORPORATION
AND
INCO LIMITED
June 25, 2006

TABLE OF CONTENTS

ARTICLE I

ISSUANCE AND SALE OF NOTES
1.1 Authorization of Notes	1
1.2 Use of Proceeds	1
1.3 Sale and Purchase of Notes	2
1.4 Closing Issuance of Notes and Cash Payment	3

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF ITALY
2.1 Organization and Qualification	3
2.2 Articles of Incorporation and Bylaws	3
2.3 Authority Relative to this Agreement	4
2.4 No Conflict; Required Filings and Consents	4
2.5 Issuance of Notes	5
2.6 Offering	5
2.7 Private Offering by Italy	5
2.8 Margin Regulations	6
2.9 Status under Certain Statutes	6
2.10 Combination Agreement Representations	6

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PORTUGAL
3.1 Accredited Investor Status	6
3.2 Transfer Restrictions	6
3.3 Authority Relative to this Agreement	7
3.4 No Conflict; Required Filings and Consents	7

ARTICLE IV

COVENANTS OF ITALY
4.1 Availability of Common Shares for Conversion	8
4.2 Covenants in Combination Agreement	8

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ARTICLE V

FURTHER AGREEMENTS
5.1 Form of Notes	8
5.2 Confidentiality	8
5.3 Public Announcements	8
5.4 Reasonable Best Efforts	8
5.5 Fees and Expenses	9
5.6 Transfer and Exchange of Notes	9

ARTICLE VI

CONDITIONS TO CLOSING
Portugal’s obligation to purchase the Notes at each Note Closing is subject to the fulfillment to its satisfaction on or prior to the related Note Closing Date of each of the following conditions:	10
6.1 Legal Investment	10
6.2 Representations and Warranties	10
6.3 Agreements and Covenants	10
6.4 Use of Proceeds	10
6.5 Regulatory Approvals	10
6.6 Registration Rights	10
6.7 Opinions of Counsel	11
6.8 Issuance Taxes	11
6.9 France Acquisition	11
6.10 Combination Agreement	11
6.11 Outside Date	11

ARTICLE VII

TERMINATION OF COMMITMENT
7.1 Termination of Commitment	11

ARTICLE VIII

GENERAL PROVISIONS
8.1 Certain Defined Terms and Interpretation	12
8.2 Notices	12
8.3 Counterparts	14
8.4 Entire Agreement; Third Party Beneficiaries	14
8.5 Amendment	14
8.6 Severability	14
8.7 Other Remedies; Specific Performance	14

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8.8 Governing Law	15
8.9 No Personal Liability.	15
8.10 Assignment	15
8.11 WAIVER OF JURY TRIAL	16
8.12 Currency	16
8.13 Delays or Omissions	16

EXHIBITS

Exhibit A Form of Note

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NOTE PURCHASE AGREEMENT
     NOTE PURCHASE AGREEMENT, dated as of June 25, 2006 (this “Agreement”), between INCO LIMITED, a corporation organized and existing under the laws of Canada (“Italy”), and PHELPS DODGE CORPORATION, a New York corporation (“Portugal”).
RECITALS
     A. Italy and Portugal have entered into a Combination Agreement, dated as of the date hereof (the “Combination Agreement”), which agreement provides for the acquisition by Portugal of all of the outstanding capital stock of Italy pursuant to the Plan of Arrangement attached as an exhibit to the Combination Agreement, subject to the conditions therein.
     B. Italy and France, a corporation organized and existing under the laws of Ontario (“France”), are party to a Support Agreement providing for the acquisition of France by Italy, which agreement has been amended as of the date hereof in order, among other things, to increase the cash consideration to be paid to the shareholders of France in connection with such acquisition.
     C. Portugal wishes to commit to purchase from Italy, on the terms and subject to the conditions set forth in this Agreement, up to US$3.0 billion principal amount of Italy’s 8.0% Convertible Subordinated Notes due April 1, 2012 (the “Notes”). The parties agree that each Note so purchased will comprise a separate debt issue by Italy.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
ISSUANCE AND SALE OF NOTES
     1.1 Authorization of Notes. Italy will authorize the issue and sale of the Notes, which shall be substantially in the form set forth in Exhibit A.
     1.2 Use of Proceeds. Subject to the following two sentences, proceeds from the sale of Notes may be applied by Italy only for (a) the acquisition of Falconbridge common shares as contemplated by the Support Agreement (an “Acquisition Use”) and/or (b) the satisfaction of the obligations of Italy and France to any shareholders exercising dissent rights in respect of such transaction (a “Dissent Right Use”). Proceeds from the sale of Notes may be applied to an Acquisition Use provided, and to the extent, that Italy has fully drawn all commitments under all financing facilities that it has in place on June 25, 2006 or that are contemplated by financing commitments in place on such date for the purpose of funding its acquisition of France (collectively, the “France Acquisition Facilities”) and such funds, together with Italy’s reasonably available cash resources, are insufficient to pay the cash portion of the consideration payable to the shareholders of France pursuant to the offer and the subsequent acquisition transaction contemplated by the Support Agreement. Proceeds from the sale of Notes may be applied to a Dissent Right Use provided, and to the extent, that (1) the product of (x) the number of France common shares in respect of which dissent rights have been validly exercised and not withdrawn multiplied by (y) Cdn$80.13 is in excess of (2) the amount of undrawn commitments under the France Acquisition Facilities plus the amount of Italy’s reasonably available cash resources.
     1.3 Sale and Purchase of Notes.
     (a) On the terms and subject to the conditions of this Agreement (including Section 1.2), on the date (the “Initial Note Closing Date”) of the closing of the acquisition by Italy of at least two-thirds of the outstanding common shares of France (or such lesser amount as shall be approved by Portugal in writing) (the “Initial Take-Up”) on the terms and subject to the conditions set forth in the Support Agreement (no material term or condition of which shall be waived or amended by Italy without the prior written consent of Portugal), Italy shall issue, transfer, deliver and sell to Portugal, and Portugal shall purchase and accept from Italy, Notes in an aggregate principal amount (the “Initial Purchase Amount”) , as shall be specified by Italy, not to exceed US$3,000,000,000.
     (b) On the terms and subject to the conditions of this Agreement (including Section 1.2), on any one date (a “Second Note Closing Date”) subsequent to the Initial Take-Up and prior to the France Subsequent Acquisition Transaction that Italy acquires additional common shares of France as contemplated by the Support Agreement, Italy shall issue, transfer, deliver and sell to Portugal, and Portugal shall purchase and accept from Italy, Notes in an aggregate principal amount (the “Second Purchase Amount”), as shall be specified by Italy, not to exceed US$3,000,000,000 less the Initial Purchase Amount.
     (c) On the terms and subject to the conditions of this Agreement (including Section 1.2), on such date (the “Third Note Closing Date”) as Italy shall consummate the France Subsequent Acquisition Transaction, Italy shall issue, transfer, deliver and sell to Portugal, and Portugal shall purchase and accept from Italy, Notes in an aggregate principal amount (the “Third Purchase Amount”), as shall be specified by Italy, not to exceed US$3,000,000,000 less the sum of the Initial Purchase Amount and the Second Purchase Amount.

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     (d) On the terms and subject to the conditions of this Agreement (including Section 1.2), on such date (the “Final Note Closing Date,” and together with the Initial Note Closing Date, the Second Note Closing Date, and the Third Note Closing Date, a “Note Closing Date”) as shall be specified by Italy that is within 90 calendar days following the consummation of the France Subsequent Acquisition Transaction, Italy shall issue, transfer, deliver and sell to Portugal, and Portugal shall purchase and accept from Italy, Notes in an aggregate principal amount, as shall be specified by Italy, not to exceed US$3,000,000,000 less the sum of the Initial Purchase Amount, the Second Purchase Amount and the Third Purchase Amount.
     (e) Italy shall give Portugal at least five business days written notice of (i) each Note Closing Date and (ii) the amount of Notes to be purchased on such date.
     1.4 Closing Issuance of Notes and Cash Payment. At the closing (a “Note Closing”) of any purchase of Notes hereunder (a “Note Purchase”) (i) Italy shall deliver to Portugal one or more Notes, as may be specified by Portugal, each dated as of the Closing Date related to such Note Purchase and registered in the name of Portugal or its nominee, duly authorized, free and clear of all liens and restrictions of any kind (except for those imposed by applicable securities laws) and (ii) Portugal shall deliver or cause to be delivered to Italy by wire transfer of immediately available funds, to an account or accounts designated by Italy, the related Purchase Price.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF ITALY
     Italy represents and warrants to Portugal as follows:
     2.1 Organization and Qualification. Each of Italy and its Subsidiaries that is a corporation or other legal entity duly is organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate, partnership or similar power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted, except where the failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Italy. Each of Italy and its Subsidiaries is in possession of all Approvals from all Governmental Entities necessary to own, lease and operate the properties it purports to own, operate or lease and to lawfully carry on its business as now conducted, except where the failure to have such Approvals has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Italy.
     2.2 Articles of Incorporation and Bylaws. Italy has Disclosed to Portugal complete and correct copies of the Italy Charter Documents, as amended to date. Such Italy Charter Documents, as so amended, and the equivalent organizational documents of

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each of its Subsidiaries, are in full force and effect. Italy is not in violation of any of the provisions of the Italy Charter Documents, and no material Subsidiary of Italy is in violation of any of its organizational documents, except where such violation has not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Italy.
     2.3 Authority Relative to this Agreement. Italy has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Italy of this Agreement and the consummation by Italy of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Italy, and no other corporate proceedings on the part of Italy are necessary to authorize this Agreement, or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Italy and, assuming the due authorization, execution and delivery by Portugal, constitutes a valid, legal and binding obligation of Italy, enforceable against Italy in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought and (iii) the Currency Act (Canada) precludes a court in Canada from rendering judgment in any currency other than Canadian currency.
     2.4 No Conflict; Required Filings and Consents.
     (a) The execution, delivery and performance by Italy of this Agreement and the consummation by Italy of the transactions contemplated hereby do not and will not, subject to receipt of the Approvals referred to in Section 2.4(b) below, (i) contravene, conflict with or result in a violation or breach of any provision of the Italy Charter Documents or the equivalent organizational documents of any of Italy’s material Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Italy or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Italy or any of its Subsidiaries is entitled under (A) any provision of any Contract or other instrument binding upon Italy or any of its Subsidiaries or (B) any Permit held by, or affecting, or relating in any way to, the assets or business of, Italy or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Italy or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Italy.

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     (b) The execution, delivery and performance by Italy of this Agreement and the consummation by Italy of the transactions contemplated hereby do not, and shall not, require any Approval, action by or in respect of, filing with or notification to, any Governmental Entity, to be made or obtained by Italy or its Subsidiaries, except for (A) such filings, authorizations, decisions or orders as may be required by the rules and regulations of the TSX, (B) the listing of the Common Shares issuable upon conversion or maturity of the Notes on the NYSE, and (C) any other Approvals or Permits, which, if not obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Italy.
     2.5 Issuance of Notes. The issuance, sale and delivery of the Notes in accordance with this Agreement, and the issuance and delivery of any Italy Common Shares upon conversion of all or any portion of the Notes, have been, or will be on or prior to the Closing, duly authorized by all necessary corporate action on the part of Italy, and a bona fide estimate of the number of Italy Common Shares so issuable has been duly reserved for issuance. The Notes when issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement will be duly and validly issued, and any Italy Common Shares issuable upon conversion of all or part of the Notes, will be duly and validly issued, fully paid and nonassessable. No person has any preemptive right or rights of first refusal which will be triggered by reason of the issuance of any Italy Common Shares upon conversion of all or part of the Notes.
     2.6 Offering. Assuming the accuracy of Portugal’s representations and warranties in Article III hereof, the offer, issuance and sale of the Notes as contemplated by this Agreement and the issuance and delivery of the Italy Common Shares issuable on the conversion of the Notes, are exempt from the registration requirements of the 1933 Act and the registration and prospectus requirements of the Securities Act (Ontario), and neither Italy nor anyone acting on its behalf will take any action hereafter that would cause the loss of such exemption.
     2.7 Private Offering by Italy. Neither Italy nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than Portugal. Neither Italy nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

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     2.8 Margin Regulations. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities, in either case under such circumstances as to involve Italy in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 10% of the value of the consolidated assets of Italy and its Subsidiaries, but Italy expects that margin stock will constitute more than 10% of the value of such assets after the initial take-up of France shares pursuant to the pending offer to acquire such shares. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
     2.9 Status under Certain Statutes. Neither Italy nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended.
     2.10 Combination Agreement Representations. As of the date hereof, each of the representations and warranties of Italy set forth in the Combination Agreement are, subject to the Italy Disclosure Schedule referred to therein, true and correct in all respects, except to the extent that the failure of such representations and warranties to be true (ignoring for such purpose any materiality (including the word “material”) or “Material Adverse Effect” qualification) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Portugal.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PORTUGAL
     Portugal represents and warrants to Italy as follows:
     3.1 Accredited Investor Status. Portugal is an “Accredited Investor” as that term is defined in (i) Rule 501 of Regulation D promulgated under the Securities Act and (ii) National Instrument 45-106 — Prospectus and Registration Exemptions of the Canadian Securities Administrators. Portugal is able to bear the economic risk of the purchase of the Notes pursuant to the terms of this Agreement, including a complete loss of Portugal’s investment in the Notes.
     3.2 Transfer Restrictions. Portugal understands that the Notes have not been registered under the 1933 Act, or qualified for distribution under any Canadian provincial securities laws, nor qualified under any state securities law. Portugal understands that the resale of the Notes in the United States may be restricted unless a subsequent disposition thereof is registered under the Securities Act and registered under any state securities law or is exempt from such registration; provided, however, that nothing in this paragraph shall affect Portugal’s rights as set forth in the Registration Rights Agreement.

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     3.3 Authority Relative to this Agreement. Portugal has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Portugal of this Agreement and the consummation by Portugal of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Portugal, and no other corporate proceedings on the part of Portugal are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Portugal and, assuming the due authorization, execution and delivery by Italy, constitutes a valid, legal and binding obligation of Portugal, enforceable against Portugal in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally, (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought and (iii) the Currency Act (Canada) precludes a court in Canada from rendering judgment in any currency other than Canadian currency.
     3.4 No Conflict; Required Filings and Consents. The execution, delivery and performance by Portugal of this Agreement and the consummation by Portugal of the transactions contemplated hereby, do not and will not (i) contravene, conflict with or result in a violation or breach of any provision of the Portugal Charter Documents or the equivalent organizational documents of any of Portugal’s material Subsidiaries, (ii) contravene, conflict with or result in a violation or breach of any provisions of any Law applicable to Portugal or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) require any consent or other action by any Person under, constitute a default (or an event that, with or without notice or lapse of time or both, would constitute a default) under, or cause or permit the termination, amendment, acceleration, triggering or cancellation or other change of any right or obligation or the loss of any benefit to which Portugal or any of its Subsidiaries is entitled under (A) any provision of any Contract or other instrument binding upon Portugal or any of its Subsidiaries or (B) any Permit held by, or affecting, or relating in any way to, the assets or business of, Portugal or any of its Subsidiaries, or (iv) result in the creation or imposition of any Lien on any asset of Portugal or any of its Subsidiaries, other than such exceptions in the case of clause (ii), (iii) or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Portugal.

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ARTICLE IV
COVENANTS OF ITALY
     4.1 Availability of Common Shares for Conversion. Italy will not issue or agree to issue any Italy Common Shares or options, rights or warrants to purchase Italy Common Shares or securities convertible into or exchangeable for Italy Common Shares or take any other action if, after giving effect thereto, the number of Italy Common Shares remaining unissued and duly reserved for issuance upon conversion of the Notes shall be insufficient to permit conversion.
     4.2 Covenants in Combination Agreement. Italy will comply with each of the covenants and agreements in the Combination Agreement that are applicable to it, on the terms and subject to the conditions set forth therein.
ARTICLE V
FURTHER AGREEMENTS
     5.1 Form of Notes. The Notes shall be substantially in the form attached as Exhibit A.
     5.2 Confidentiality. The parties acknowledge that Italy and Portugal have previously executed the Confidentiality Agreements, which will continue in full force and effect in accordance with their respective terms.
     5.3 Public Announcements. Portugal and Italy shall use reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except where the circumstances make it impractical or prompt disclosure is required by applicable law, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. Except in respect of any announcement required by applicable Law, no party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the consent of such other party, which consent shall not be unreasonably withheld or delayed.
     5.4 Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of Portugal and Italy agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most

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expeditious manner practicable, the Agreement and the transactions contemplated hereby, including the issuance, sale and delivery of the Notes.
     5.5 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the transactions contemplated hereby are consummated. Notwithstanding the foregoing, Italy shall pay all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Notes.
     5.6 Transfer and Exchange of Notes.
     (a) Portugal agrees that it will not transfer any Notes to any person in the mining business having an equity market capitalization of $10 billion or more, or any person known by Portugal (without any duty of investigation) to be an affiliate of such person or person acting jointly or in concert with any such person, and that any Person to whom Portugal transfers any Notes must agree to the foregoing restriction.
     (b) Subject to the foregoing section 5.6(a), upon surrender of the Notes at the principal executive office of Italy for registration of transfer or exchange (and in the case of a surrender for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered holder of the Notes or such Holder’s attorney duly authorized in writing and accompanied by the address for notices of each transferee of the Notes or part thereof), Italy shall, within five Business Days thereafter, execute and deliver, at Italy’s expense (except as provided below), one or more new notes (as requested by the holder thereof, each in a principal amount no less than US$250,000,000) (the “New Notes”) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Notes. Each of the New Notes shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A. Each of the New Notes shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Notes or dated the date of the surrendered Notes if no interest shall have been paid thereon. Italy may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of the Notes.
     (c) Any transferee, by its acceptance of a note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 3.2. Italy may require that a transferee acknowledge the restrictions herein.
     5.7 Voting by Portugal. For so long as Portugal holds any Italy Common Shares acquired upon the conversion of the Notes, it will use its reasonable best efforts to cause such shares to be voted in proportion with the votes cast by the other holders of outstanding Italy Common Shares.

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ARTICLE VI
CONDITIONS TO CLOSING
     Portugal’s obligation to purchase the Notes at each Note Closing is subject to the fulfillment to its satisfaction on or prior to the related Note Closing Date of each of the following conditions:
     6.1 Legal Investment. At the time of the Note Closing, the purchase of the Notes by Portugal hereunder shall be legally permitted by all Laws to which Portugal and Italy are subject.
     6.2 Representations and Warranties. The representations and warranties of Italy contained in this Agreement shall be true and correct in all material respects as of such Note Closing Date with the same effect as if made at and as of such Note Closing Date, and Portugal shall have received a certificate with respect to the foregoing signed on behalf of Italy by an authorized officer of Italy.
     6.3 Agreements and Covenants. Italy shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to such Note Closing Date, and Portugal shall have received a certificate to such effect signed on behalf of Italy by an authorized officer of Italy.
     6.4 Use of Proceeds. Portugal shall have received a certificate signed on behalf of Italy by an authorized officer of Italy to the effect that either (i) proceeds from the sale of Notes will be applied to an Acquisition Use and Italy has fully drawn on all commitments under the France Acquisition Facilities and such funds, together with Italy’s reasonably available cash resources, are insufficient to pay the cash portion of the consideration payable to the shareholders of France as contemplated by the Support Agreement or (ii) proceeds from the sale of Notes will be applied to a Dissent Right Use and (1) the product of (x) the number of France common shares in respect of which dissent rights have been validly exercised and not withdrawn multiplied by (y) Cdn$80.13 is in excess of (2) the amount of undrawn commitments under the France Acquisition Facilities plus the amount of Italy’s reasonably available cash resources.
     6.5 Regulatory Approvals. Italy shall have obtained (i) the conditional approval of the TSX to the issuance and sale of the Notes and the issuance of the Italy Common Shares upon the conversion of the Notes and (ii) the conditional approval for the listing of such Italy Common Shares on the TSX, and (iii) application shall have been made for the listing of such Italy Common Shares on the NYSE.
     6.6 Registration Rights. Italy shall have executed and delivered a registration rights agreement, having customary terms and otherwise in form and substance reasonably satisfactory to Portugal, it being understood that the parties intend to use reasonable commercial efforts to agree on the form of such an agreement promptly after the date hereof.

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     6.7 Opinions of Counsel. Portugal shall have received a favorable written opinions from Osler, Hoskin & Harcourt LLP and Sullivan & Cromwell LLP, counsel to Italy, reasonably satisfactory to Portugal, as to the validity and enforceability of the Notes and the registration rights agreement and the exemption of the sale of the Notes from registration under the Securities Act.
     6.8 Issuance Taxes. All taxes imposed by law in connection with the issuance, sale and delivery of the Notes shall have been fully paid by Italy, and all laws imposing such taxes shall have been fully complied with by Italy.
     6.9 France Acquisition. All of the conditions set forth in Section 1.1 of the Support Agreement shall have been satisfied in full without waiver thereof (except as may have been agreed in writing by Portugal).
     6.10 Combination Agreement. The Combination Agreement shall not have been terminated pursuant to any of clauses (a), (g) (to the extent resulting from the failure of the condition set forth in Section 8.3(b) of the Combination Agreement), (i) (except in circumstances arising as a result of a Material Adverse Effect in respect of Portugal), or (j) of Section 9.1 thereof.
     6.11 Outside Date. Such Note Closing Date is not later than March 31, 2007.
ARTICLE VII
TERMINATION OF COMMITMENT
     7.1 Termination of Commitment.
     (a) The purchase commitment of Phelps Dodge under Article I hereof may be terminated at any time by the mutual written consent of Italy and Portugal.
     (b) Phelps Dodge may terminate its purchase commitment under Article I hereof (i) if there has been a material breach of any representation or warranty of Italy contained in this Agreement or (ii) if there has been a material breach of any of the covenants or agreements contained in this Agreement on the part of Italy, which breach under clause (i) or (ii) is not curable or, if curable, is not cured within 10 business days after written notice of such breach is given by Portugal to Italy; or (iii) if a Change of Control (as defined in the Notes) shall have occurred, or (iv) at any time after March 31, 2007.

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     (c) This Agreement shall be terminated and the Note Purchase may be abandoned by either Italy or Portugal prior to the Initial Note Closing if there shall be passed any Law that makes the consummation of the transaction contemplated by this Agreement or the Support Agreement illegal or otherwise prohibited, or if a Governmental Entity in the United States or Canada shall have issued an Order or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transaction contemplated by this Agreement or the Support Agreement, which Order or other action is final and nonappealable.
ARTICLE VIII
GENERAL PROVISIONS
     8.1 Certain Defined Terms and Interpretation.
     (a) All capitalized terms used herein that are not specifically defined herein are used as defined in the Combination Agreement.
     (b) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Unless otherwise indicated, the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” a Person, such reference shall be deemed to include the business of such Person and all direct and indirect Subsidiaries of such Person. Reference to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.
     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):
(i)	if to Portugal, to:

Phelps Dodge Corporation One North Central Ave. Phoenix, AZ 85004 Attention: David Colton Telecopy No.: (602) 366-7321

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with copies to:

Debevoise & Plimpton LLP 919 Third Avenue New York, N.Y. 10022 Attention: Michael W. Blair Gregory V. Gooding Telecopy No.: (212) 909-6870

and

Heenan Blaikie P.O. Box 185, Suite 2600 200 Bay Street South Tower, Royal Bank Plaza Toronto, Ontario M5J 2J4 Attention: Jeff Barnes Telecopy No.: (416) 360-8425

(ii)	if to Italy, to:

Inco Limited 145 King Street West Suite 1500 Toronto, Ontario M5H 4B7, Canada Attention: Simon Fish Telecopy No.: (416) 361-7781

with copies to:

Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 Attention: Donald R. Crawshaw Telecopy No.: 212-558-3588

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and

Osler, Hoskin & Harcourt LLP P.O. Box 50 1 First Canadian Place, Suite 6600 Toronto, Ontario Canada M5X 1B8 Attention: Dale Ponder Telecopy No.:
     8.3 Counterparts. This Agreement may be executed in one or more counterparts, which may be delivered by facsimile transmission, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.
     8.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior representations, agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) are not intended to confer upon any other person any rights or remedies hereunder.
     8.5 Amendment. This Agreement may be amended, not later than the Closing Date, by action taken or authorized by the respective boards of directors of the parties (or, to the extent permitted by Laws, any duly empowered committee thereof) at any time by execution of an instrument in writing signed on behalf of each of Portugal and Italy.
     8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.
     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would

14

occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     8.8 Governing Law. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with, and any disputes arising out of or related to this Agreement shall be interpreted, construed and governed by and in accordance with, the laws of the State of New York. Except with respect to any matter relating thereto over which the Court has jurisdiction, the parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any Action for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such Actions shall be heard and determined in such New York court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 8.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
     8.9 No Personal Liability.
     (a) No director or officer of Portugal shall have any personal liability whatsoever to Italy under this Agreement, or any other document delivered in connection with the Arrangement on behalf of Portugal.
     (b) No director or officer of Italy shall have any personal liability whatsoever to Portugal under this Agreement, or any other document delivered in connection with the Arrangement on behalf of Italy.
     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15

     8.11 WAIVER OF JURY TRIAL. EACH OF PORTUGAL AND ITALY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PORTUGAL OR ITALY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
     8.12 Currency. Unless otherwise specifically indicated, all sums of money referred to in this Agreement are expressed in U.S. Dollars.
     8.13 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to Portugal as holder of the Notes, upon any breach or default of Italy under this Agreement, shall impair any such right, power or remedy of Portugal nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Portugal of any breach or default under this Agreement, or any waiver on the part of Portugal of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder, shall be cumulative and not alternative.
[the remainder of this page is left intentionally blank.]

16

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

INCO LIMITED
By:	/s/ Scott M. Hand
	Name:	Scott M. Hand
	Title:	Chairman and Chief Executive Officer

PHELPS DODGE CORPORATION
By:	/s/ J. Steven Whisler
	Name:	J. Steven Whisler
	Title:	Chairman and Chief Executive Officer

17

Exhibit A
FORM OF NOTE
THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION REDEMPTION, PURCHASE OR PAYMENT OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS NOTE NOR SUCH COMMON SHARES MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF UNLESS THEY ARE REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR SUCH OFFERS, SALES AND TRANSFERS ARE MADE PURSUANT TO ANY AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS AND INCO LIMITED IS PROVIDED WITH EVIDENCE OF SUCH EXEMPTION SATISFACTORY TO IT, WHICH MAY INCLUDE AN OPINION OF SECURITIES COUNSEL REASONABLY SATISFACTORY TO INCO LIMITED THAT SUCH REGISTRATION IS NOT REQUIRED. TRANSFER OF THIS NOTE OR ANY INTEREST HEREIN IS ALSO SUBJECT TO RESTRICTIONS UNDER THE TERMS HEREOF.
UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THIS NOTE MUST NOT TRADE THIS NOTE TO A CANADIAN RESIDENT BEFORE [insert the date that is 4 months and a day after the applicable Note Closing Date].
INCO LIMITED
8% Convertible Subordinated Note due April 1, 2012
No. ______________________

Issue Date: ______________________	Stated Maturity: April 1, 2012
                  Inco Limited, a corporation duly organized and existing under the laws of Canada (herein called the “Company”, which term includes any Successor Corporation, as defined below), for value received, hereby promises to pay to ______________________, or its registered assigns, the principal sum of U.S.$_________________ Dollars on April 1, 2012, and interest thereon from the Issue Date or from the most recent Interest Payment Date to which interest has been paid or as duly provided for, quarterly on March ___, June ___, September ___and December ___in each year (each, an “Interest Payment Date”)*, commencing on the first Interest Payment Date following the Issue Date, and at the Stated Maturity thereof, at the rate of 8% per annum, computed on a quarterly bond equivalent basis using a 360-day year composed of twelve 30-day months, until the principal amount hereof is paid or made available for payment; provided that any overdue

*	Interest Payment Dates to be determined at time of first Note issue with first one to be approximately three months after the Issue Date.

principal and any overdue installment of interest, which shall not include any Additional Interest or interest on such Additional Interest, shall bear interest at the rate of 10% per annum (to the extent that the payment of such interest shall be legally enforceable) from the dates such amounts are due until they are paid or made available for payment, and such interest shall be payable on demand.
         The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will be paid to the Person in whose name this Note is registered at the close of business on the regular record date for such interest, which shall be in each year March ___, June ___, September ___and December ___(whether or not a Business Day), as the case may be, next preceding such Interest Payment Date (such date being referred to herein as the “Regular Record Date” for such Interest Payment Date). Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a special record date for the payment of such defaulted interest to be fixed by the Company (a “Special Record Date”), notice whereof shall be given to the Holder of this Note not less than 10 days prior to such Special Record Date. (Regular Record Dates and Special Record Dates are referred to herein collectively as “Record Dates.”)
         Section 1. Definitions.
         As used in this Note, the following terms have the following meanings:
         “Additional Amount” has the meaning set forth in Section 4.
         “Additional Interest” means the interest, if any, that shall accrue on any interest on this Note the payment of which has been deferred pursuant to Section 5.
         “Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
         “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are authorized or obligated by law or executive order to close.
         “Canadian Taxes” has the meaning set forth in Section 4.
         “Change in Control” shall be deemed to have occurred at such time as (i) any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than the Company, any of its subsidiaries or Affiliates (or their legal representatives) or any employee benefit plan of the Company or any Subsidiary, files or is required to file a Schedule 13D or Schedule TO (or any successor schedule, form or report under the Exchange Act) disclosing that such person has become the beneficial owner (as the term “beneficial owner” is used in Rule 13d-3 under the Exchange Act) of 50% or more of the total number of votes attached to the Voting Securities then outstanding, (ii) any offeror (as the term “offeror” is defined in Section 89(1) of the Securities Act (Ontario) for the purpose of Section 101 of the Securities Act (Ontario), or any successor provision to either of the foregoing), files or is required to file a report with any securities commission or securities regulatory authority in Canada, disclosing that the offeror has acquired beneficial ownership (within the meaning of the Securities Act (Ontario)) of, or the power to exercise control or direction over, or securities convertible into, any voting or equity shares of the Company that, together with such offeror’s securities (as the term “offeror’s securities” is defined in Section 89(1) of the Securities Act (Ontario) or any successor provision thereto in relation to the voting or equity shares of the Company) would constitute voting or equity shares of the Company representing more than 50% of the total number of votes attached to all Voting Securities of the Company then outstanding, or (iii) there is consummated any consolidation, merger, amalgamation, statutory arrangement (involving a business combination) or similar transaction of the Company (A) in which the Company is not the continuing or surviving corporation or (B) pursuant to which the Common Shares would be redeemed, changed or converted into or exchanged for cash, securities or other property, other than (in each case) an amalgamation, consolidation, statutory arrangement (involving a business combination), merger or similar transaction of the Company in which the holders of the Voting Securities of the Company immediately prior to the amalgamation, consolidation, statutory arrangement, merger or similar transaction have, directly or indirectly, more than 50% of the Voting Securities of the continuing or surviving corporation immediately after such transaction.
         “Change in Control Purchase Date” has the meaning set forth in Section 7(a).
         “Change in Control Purchase Notice” has the meaning set forth in Section 7(d).
         “Change in Control Purchase Offer” has the meaning set forth in Section 7(a).
         “Change in Control Purchase Offer Notice” has the meaning set forth in Section 7(b).
         “Change in Control Purchase Price” has the meaning set forth in Section 7(a).
         “Close of Business” means, as of any determination date, 5:00 p.m., New York City time, on such determination date.

         “Closing Sale Price” of the Common Shares on any date means the closing sale price per Common Share (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which the Common Shares are traded (currently the New York Stock Exchange) or, if the Common Shares are not listed on a United States national or regional securities exchange, as reported by the principal non-United States market on which the Common Shares are traded (currently the Toronto Stock Exchange). To the extent such price is in Canadian currency, it shall be converted into U.S. dollars based on the Bank of Canada noon exchange rate as reported for conversion into U.S. dollars on such date.
         “Common Shares” includes any shares of any class of the Company, which (i) has voting rights, (ii) has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and (iii) is not subject to redemption by the Company. Shares issuable on conversion of this Note shall include only shares of the class designated as Common Shares of the Company at the date of the Note Purchase Agreement or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company; provided that, if at any time there is more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications. Common Shares may be accompanied by rights pursuant to any rights plan for the Company in effect from time to time.
         “Company Notice” has the meaning set forth in Section 3(d).
         “Company Notice Date” means a date that is not less than 10 Business Days prior to the Stated Maturity.
         “Conversion Amount” means the number of Common Shares to be delivered pursuant to a conversion under Section 8.
         “Conversion Consideration” means the Conversion Amount or, where the Company has elected to deliver cash in lieu of all or part of the Conversion Amount (other than in respect of a fraction of a Common Share), the amount of such cash together with the Common Shares, if any, deliverable in lieu of the Conversion Amount, in each case including any Additional Amounts.
         “Conversion Date” has the meaning set forth in Section 9(a).
         “Conversion Notice” has the meaning set forth in Section 9(a).

         “Conversion Price” means, at any date, 95% of the average of the Closing Sale Prices of the Common Shares into which this Note is convertible, for the five consecutive Trading Days immediately preceding, but not including, the date in question.
         “Conversion Ratio” has the meaning set forth in Section 8(a).
         “Default” means any event or condition which with the giving of any notice, the passage of time, or both, would be an Event of Default.
         “Event of Default” means any of the events set forth in clauses (a) through (f) of Section 12.
         “Exchange Act” means the Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time.
         “Excluded Holder” has the meaning set forth in Section 4.
         “Extension Period” has the meaning set forth in Section 5(a).
         “Holder” means a Person in whose name this Note is registered in on the books and records of the Company.
         “Issue Date” means ____________.
         “Maturity” means the date on which the principal of this Note becomes due and payable as herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise.
         “New Notes” has the meaning set forth in Section 14.
         “Note” has the meaning set forth in Section 2(a).
         “Note Purchase Agreement” means the Note Purchase Agreement dated as of June 25, 2006, between the Company and Phelps Dodge.
         “Opinion of Counsel” means a written opinion of counsel, who may be internal legal counsel for the Company.
         “Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
         “Phelps Dodge” means Phelps Dodge Corporation, a New York corporation.
         “Prescribed Security” means a security prescribed for purposes of clause 212(1)(b)(vii)(E) of the Tax Act.

         “Proceeding” has the meaning set forth in Section 10(c).
         “Reclassification” means any reclassification of the Common Shares (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination).
         “Redemption Date” means the date fixed for redemption of this Note by the Company pursuant to Section 6.
         “Redemption Price” means the means the price at which this Note is to be redeemed pursuant to Section 6.
         “Reorganization” means a consolidation, merger, amalgamation or statutory arrangement or similar transaction involving the Company.
         “Sale” means any sale or conveyance of the property and assets of the Company as an entirety or substantially as an entirety.
         “Senior Indebtedness” means, with respect to the Company, (i) the principal, premium, if any, interest, fees, expenses, indemnity payments or other obligation in respect of (A) indebtedness of the Company for money borrowed and (B) indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by the Company; (ii) all capital lease obligations of the Company; (iii) all obligations issued or assumed by the Company as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any conditional sale or title retention agreement (but excluding trade accounts payable in the ordinary course of business); (iv) all obligations, contingent or otherwise, of the Company in respect of any letters of credit, banker’s acceptance, security purchase facilities or similar credit transactions; (v) all obligations in respect of interest rate swap, cap, forward or other agreements, interest rate futures or option contracts, currency swap, cap forward or other agreements, currency futures or option contracts, commodity swap, cap, forward or other agreements in respect of any metal or other product produced or marketed by the Company and any commodity used or consumed by the Company and any other commodity futures or option contracts and other similar agreements; (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by such obligor). Notwithstanding the foregoing, Senior Indebtedness does not include (1) any such indebtedness that is by its terms subordinated to or pari passu with this Note, including the Company’s 3 1/2% Subordinated Convertible Debentures due 2052, and (2) any indebtedness between or among the Company and its Affiliates.
         “Share Elected Amount” has the meaning set forth in Section 3(f).

         “Stated Maturity” means April 1, 2012.
         “Successor Corporation” has the meaning set forth in Section 13(a).
         “Tax Act” means the Income Tax Act (Canada) as amended from time to time.
         “Trading Days” means, with respect to Common Shares, days when the national securities exchange on which the Common Shares are listed or admitted for trading is open for business.
         “Voting Securities” means the Company’s share capital entitled to vote in the election of the directors of the Company, either under all circumstances or under circumstances that have occurred and are continuing.
         Section 2. General Terms and Conditions.
  (a) This Note is a duly authorized issue of a security of the Company (the “Note”).
  (b) This Note is issued pursuant to, and is subject to the terms of, and entitled to the benefits of, the Note Purchase Agreement and, in particular, this Note shall be subject to the transfer restrictions set forth in Section 5.6 of such Note Purchase Agreement.
         Section 3. Payment.
  (a) Payment of the principal of and interest (including Additional Interest) on this Note at the Stated Maturity shall be made in cash, provided that, at the option of the Company, any such payment of principal, and any accrued and unpaid interest thereon (including Additional Interest), at Stated Maturity may be made in Common Shares, or in any combination of cash and Common Shares.
  (b) Payment of the principal of this Note and any accrued and unpaid interest thereon (including Additional Interest) at Maturity, other than Stated Maturity, shall be made in cash.
  (c) Upon payment of this Note at Maturity, any accrued interest actually paid on such date shall be deemed to be paid immediately prior to the payment of the principal amount.
  (d) The Company shall, with respect to payment in Common Shares pursuant to Section 3(a), designate in a written notice (the “Company Notice”) delivered to the Holder no later than the applicable Company Notice Date: (i) whether the Company will make the relevant payment in cash or Common Shares or a combination thereof, and (ii) if a combination thereof, the percentages of the payment in respect of which it will deliver cash and Common Shares; provided that the Company will deliver cash for fractional interests in Common Shares.
  (e) The Company may not change its election with respect to the consideration (or components or percentages of components thereof) to be paid once the Company has given the Company Notice except in the event of a failure to satisfy, prior to the Close of Business at Stated Maturity any condition to the payment of this Note, in whole or in part, in Common Shares.
  (f) If the Company elects to make all or part of any payment pursuant to Section 3(a) by the issuance of any Common Shares (the “Share Elected Amount”), such payment, or the specified percentage thereof indicated in the notice provided pursuant to Section 3(d), shall be paid by the Company by the issuance of a number of Common Shares equal to the quotient obtained by dividing (i) the amount of cash to which the Holders would have been entitled had the Company elected to pay all or such specified percentage, as the case may be, of such payment in cash by (ii) the Conversion Price as of the date of such payment and the delivery of such Common Shares will constitute full payment and satisfaction of the Share Elected Amount.
  (g) The Company’s right to exercise its election to make all or part of any principal payment on Stated Maturity, and interest, including Additional Interest, through the issuance of Common Shares shall be conditioned upon:
  (i) the Company’s not having previously delivered a Company Notice electing to make such payment entirely in cash and its satisfaction of the notice requirements set forth in Section 3(d);
  (ii) the Company’s Common Shares being listed on a principal U.S. or Canadian securities exchange;
  (iii) the delivery of an Opinion of Counsel stating that the Common Shares to be issued by the Company in payment of this Note have been duly authorized and, when issued, will be fully paid and non-assessable and, to the best of such counsel’s knowledge, free from preemptive rights; and
  (iv) any necessary qualification or registration under applicable state securities laws or the availability of an exemption from such qualification and registration.
  (h) If any of the conditions set forth in Section 3(g) are not satisfied with respect to the Holder prior to the Close of Business at Stated Maturity and the Company has elected to pay the principal of this Note through the issuance of Common Shares, the Company shall pay, without further notice, the entire such payment in cash.

  (i) The Company will not issue fractional Common Shares in any payment hereunder.
  (j) Any payments in cash on this Note will be made without set off or counterclaim in U.S. dollars by wire transfer in immediately available funds at such place and to such account as may be designated by Holder.
  (k) In any case where any Interest Payment Date, Redemption Date, Change in Control Purchase Date or Maturity of this Note, or on any date on which a Holder has a right to convert this Note, shall not be a Business Day, then payment of principal or interest, including Additional Interest, or conversion of this Note need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date, Change in Control Purchase Date or at the Maturity; and interest shall be payable at the then applicable rate during such extension except with respect to any extension with respect to any Interest Payment Date, in which such case no interest shall accrue from and after such Interest Payment Date.
         Section 4. Payment of Additional Amounts.
  All payments made by the Company under or with respect to this Note will be made without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other government charge (including penalties, interest and other liabilities related thereto) imposed or levied by or on behalf of the Government of Canada or of any province or territory thereof or by any authority or agency therein or thereof having power to tax (“Canadian Taxes”), unless the Company is required to withhold or deduct Canadian Taxes by law or by the interpretation or administration thereof by the relevant government authority or agency. If the Company is so required to withhold or deduct any amount for or on account of Canadian Taxes from any payment made under or with respect to this Note as described above, the Company will pay as additional interest such additional amounts (“Additional Amounts”) necessary so that the net amount received by the Holder after such withholding or deduction (including with respect to Additional Amounts) will not be less than the amount the Holder would have received if such Canadian Taxes had not been withheld or deducted (a similar payment will also be made to the Holder (unless it constitutes an Excluded Holder (as defined below)) that are exempt from withholding but are required to pay tax directly on amounts otherwise subject to withholding); provided that no Additional Amounts will be payable with respect to a payment made to a Holder (an “Excluded Holder”) (i) in the case of a Holder, other than Phelps Dodge or any Affiliate thereof, with which the Company does not deal at arm’s length (for purposes of the Tax Act) at the time of the making of such payment, (ii) which is subject to such Canadian Taxes by reason of its failure to comply with any certification, identification, information, documentation or other reporting requirement with which such Holder is legally entitled to comply if compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to exemption from, or a reduction in the rate of deduction or withholding of, such Canadian Taxes or (iii) which is subject to such Canadian Taxes by reason of its carrying on business in or otherwise being connected with Canada or any province or territory thereof otherwise than by the mere holding of this Note or the receipt of payment hereunder. Additional Amounts will be paid in cash, as applicable, at the Stated Maturity, on any Redemption Date, on a Conversion Date, on any Change in Control Purchase Date or on any quarterly Interest Payment Date. The Company will make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority as and when required in accordance with applicable law. The Company will pay all taxes, interest and other liabilities of the Company and the Holder which arise by virtue of any failure of the Company to withhold, deduct and remit to the relevant authority on a timely basis the full amounts required in accordance with applicable law. The Company will furnish to the Holder, within 30 days after the date the payment of any Canadian Taxes is due pursuant to applicable law, evidence of such payment by the Company. For greater certainty, this Section 4 does not apply to any payments made on Common Shares (or other securities) issued on conversion or Stated Maturity but does apply to any payments made on this Note in the form of Common Shares and upon deliveries of Common Shares upon a conversion of this Note or at Stated Maturity.
         Section 5. Deferrals of Interest Payment Dates.
  (a) So long as no Default and no Event of Default has occurred and is continuing, the Company shall have the right, at any time during the term of this Note, from time to time to defer the payment of interest on this Note for up to a date the Company specifies, which may not be later than the Stated Maturity (each such period, an “Extension Period”), during which Extension Periods the Company shall have the right to make partial payments of interest on any Interest Payment Date, and at the end of which the Company shall pay all interest then accrued and unpaid including any Additional Interest, as provided below.
  (b) Prior to the termination of any such Extension Period, the Company may further defer the payment of interest, provided that no Extension Period shall extend beyond the Stated Maturity of the principal of this Note. Upon the termination of any such Extension Period and upon the payment of all accrued and unpaid interest and (to the extent permitted by applicable law) any Additional Interest then due on any Interest Payment Date, the Company may elect to begin a new Extension Period, subject to the above conditions. No interest shall be due and payable during an Extension Period, except at the end thereof, but each installment of interest that would otherwise have been due and payable during such Extension Period shall bear Additional Interest (to the extent that the payment of such interest shall be legally enforceable) at the rate borne by this Note, from the dates on which such amounts would otherwise have been due and payable until paid or made available for payment. If the principal of this Note shall become due and payable on a day or if this Note becomes subject to Redemption on a Redemption Date that would otherwise occur during an Extension Period, such Extension Period will automatically end on the immediately preceding day (which will be the last day of the period).
  (c) The Company shall give the Holder of this Note notice of its election to begin or extend any Extension Period at least five Business Days prior to the next succeeding Interest Payment Date on which interest on this Note would be payable but for such deferral. The Company’s written notice of its election to begin an Extension Period shall set forth the first Interest Payment Date in such period and, if known, the date on which payment of interest (and Additional Interest, if any) on this Note will be resumed. If such resumption date is not known, the notice must state that the length of the Extension Period will be indefinite, subject to Section 5(a).
         Section 6. Redemption.
  (a) The Company, at its option, may elect to redeem this Note in whole or in part at any time upon the giving of notice of redemption as described below, at a Redemption Price, payable in cash, equal (except as hereinafter stated) to 100% of the principal amount of this Note.
  (b) In the event of any redemption, the Company will also pay the Holder, in addition to the Redemption Price, an amount equal to the accrued and unpaid interest with respect to the principal amount of this Note redeemed, including any Additional Interest thereon, to the Redemption Date. Any such interest actually paid on such date will be deemed paid, immediately prior to the payment of the Redemption Price. The Company shall pay or cause to be paid the Redemption Price and any such interest on presentation and surrender, at any place(s) designated by the notice given pursuant to Section 6(c), of this Note.
  (c) Notice of redemption shall be given not less than 5 nor more than 20 Business Days prior to the Redemption Date, to the Holder of this Note, at its address appearing on the books and records of the Company. All notices of redemption shall state: (1) the Redemption Date, (2) the Redemption Price, (3) that on the Redemption Date the Redemption Price will become due and payable upon this Note and, if applicable, that interest (including any Additional Interest) thereon shall cease to accrue on and after said date, and (4) the place or places where this Note is to be surrendered for payment of the Redemption Price.
  (d) The Company may issue a notice of redemption with respect to all or part of the principal amount of this Note specified for conversion in a Conversion Notice. Any such principal amount not converted prior to the applicable Redemption Date shall be redeemed in accordance with this Section 6 on or prior to the Conversion Date.
         Section 7. Change in Control Offer.

  (a) The Company shall, not less than 15 Business Days (or such fewer number of Business Days as is commercially reasonable in the event that 15 Business Days is not reasonably practicable) prior to any Change in Control reasonably anticipated by the Company, offer (“Change in Control Purchase Offer”) to purchase, conditional on the Change in Control occurring, the entire principal amount of this Note for cash at a price (the “Change in Control Purchase Price”) equal to 100% of the principal amount of this Note plus accrued and unpaid interest to the date of the Change in Control (the “Change in Control Purchase Date”); provided that the Company shall not be required to make any offer pursuant to this Section 7 if the Change in Control is deemed to have occurred as a result of the acquisition by Phelps Dodge or its Affiliates of any beneficial interest in any securities of the Company or the consummation of any event set forth in clause (iii) of the definition of Change in Control involving Phelps Dodge or any of its Affiliates.
  (b) Unless the Company shall have theretofore called this Note for redemption, at the time the Company is required under Section 7(a) to offer to purchase the Note, the Company shall deliver a notice (the “Change in Control Purchase Offer Notice”) to the Holder, notifying it of the anticipated Change in Control and of the offer by the Company to purchase this Note arising as a result thereof. Each Change in Control Purchase Offer Notice shall state: (1) the Change in Control Purchase Date, (2) the Change in Control Purchase Price, (3) the events expected to cause a Change in Control and the date of such expected Change in Control, and (4) the last date on which the Change in Control Purchase Notice must be given.
         No failure of the Company to give the foregoing notice to the Holder and no defect therein shall limit the Company’s obligation to make the Change in Control Purchase Offer or the Holder’s right to accept such offer or affect the validity of the proceedings for the purchase of Notes pursuant thereto. If any of the foregoing provisions or other provisions of this Section are inconsistent with applicable law, such law shall govern.
  (c) If such Change in Control Purchase Offer has been accepted by the Holder in whole or in part, the Company shall purchase this Note (or the portion of the principal amount hereof that is equal to $l0,000,000 or an integral multiple thereof if so specified by such Holder in the Change in Control Purchase Notice), on the Change in Control Purchase Date, at the Change in Control Purchase Price, provided, that to the extent an anticipated Change in Control is not deemed to occur on the expected Change in Control Date specified in the Change in Control Purchase Offer Notice, the Company’s obligation to purchase the Note pursuant to the Change in Control Purchase Offer Notice shall be delayed until such time as the Change in Control is deemed to occur.
         The Holder shall deliver the Note to the Company prior to, on or after the Change in Control Purchase Date (together with all necessary endorsements), such delivery being a condition to receipt by the Holder of the Change in Control Purchase Price therefor. The right of the Holder to convert the Note subject to a Change in Control Purchase Notice shall continue until the Close of Business on the Change in Control Purchase Date, subject to the Company’s right to redeem this Note as provided herein.
  (d) The Holder agrees, by its acceptance hereof, that the Change in Control Purchase Offer shall be deemed to have been “accepted” in whole for the purposes of this Section 7 if the Company does not receive, by the Close of Business on the day immediately preceding the Change in Control Purchase Date (or if such day is not a Business Day, the immediately preceding Business Day), notice from the Holder that the Holder rejects (or accepts only in part) the Change in Control Purchase Offer. To accept a Change in Control Purchase Offer only in part or to reject a Change in Control Purchase Offer in whole, the Holder shall deliver to the Company at any time prior to the Close of Business on the day immediately preceding the Change in Control Purchase Date (or if such day is not a Business Day, the immediately preceding Business Day) a notice (the “Change in Control Purchase Notice”) stating, as applicable, that the Holder rejects the Change in Control Purchase Offer in whole, or the portion of the principal amount of this Note which the Holder will deliver to be purchased, which portion must be $10,000,000 or an integral multiple thereof.
  (e) In case the Holder of this Note accepts any Change in Control Purchase Offer in part only, on the Change in Control Purchase Date the Company shall execute and deliver to the Holder a new Note of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to the unconverted portion of the principal amount of such Note. A Change in Control Purchase Offer may be accepted in part, but only if the principal amount of this Note as to which such offer is accepted is any integral multiple of $10,000,000 and the principal amount of this Note to remain outstanding after such conversion is equal to at least $10,000,000.
         Section 8. Conversion Right.
  (a) Subject to the restriction set forth in Section 8(f) of this Note, the Holder of this Note is entitled at such Holder’s option prior to the close of business in New York at Stated Maturity, on or after the opening of business in New York on _______________*, to convert this Note (or any portion of the principal amount hereof which is $10,000,000 or an integral multiple thereof, and any accrued and unpaid interest thereon, including Additional Interest), into the number of fully paid and non-assessable Common Shares (calculated as to each conversion to the nearest 1/1000th of a share) obtained by dividing (i) the unpaid principal amount of this Note to be converted and any accrued and unpaid interest thereon, including Additional Interest, by (ii) the Conversion Price as of the Conversion Date (such calculation, the

*	Insert date six months after the Issue Date.

“Conversion Ratio”). In case this Note or any portion thereof is called for redemption pursuant to Section 6 hereof, such conversion right in respect of this Note or portion so called for redemption shall expire immediately prior to the close of business in New York on the last Business Day prior to the Redemption Date, unless the Company defaults in making the payment due upon such redemption.
  (b) The Company has the option to deliver cash in lieu of some or all of the Conversion Amount. The Company will give notice of its election to deliver cash in lieu of part or all of the Conversion Amount in cash to the Holder within ten Business Days of its receipt of the Holder’s Conversion Notice, unless the Company has already informed the Holder of its election in connection with a notice of redemption.
  (c) The Company will not issue fractional Common Shares in satisfaction of the Conversion Amount, but will instead pay cash equal to the product of (x) the percentage representing such fractional share multiplied by (y) the Conversion Price, rounded to the nearest whole cent with one-half cent being rounded upwards.
  (d) If the Company elects to exercise its option to deliver cash in lieu of part or all of the Conversion Amount, the amount of cash to be delivered on conversion by the Holder in lieu of each such Common Share will be equal to the principal amount of this Note intended by the Holder to be converted and the accrued and unpaid interest, including any Additional Interest, to the Conversion Date. Payment of the Conversion Amount shall be made on the Conversion Date. If a Default or an Event of Default (other than a default in payment upon conversion of this Note), has occurred and is continuing, the Company may not deliver cash upon conversion of this Note (other than cash in lieu of fractional shares) unless the Holder shall otherwise agree.
  (e) The Holder of this Note is not entitled to any rights of a holder of Common Shares until such Holder has converted this Note into Common Shares.
  (f) No portion of the principal amount of this Note shall be converted which would result in, following such conversion, the Holder and its Affiliates, together with any person with whom the Holder or its Affiliates are acting jointly or in concert with respect to the Company, beneficially owning or having the power to exercise control or direction over more than 20% of the then outstanding Common Shares.
  (g) The Holder may elect to sell (including on the Conversion Date) the Common Shares issuable upon conversion of this Note pursuant to (i) a broad underwritten offering or (ii) “block trades,” each representing 5% or less of the Company’s outstanding Common Stock, provided that such Holder shall use commercially reasonable efforts within the context of the block trade market to avoid sales to any company in the mining business having an equity market capitalization of $10 billion or more or any person known by the Holder to be an Affiliate of such a company or a person known by the Holder to be acting in concert with such company (in each case without any duty of inquiry). Subject to the terms of this Note, including the Company’s right to redeem this Note in whole or in part, the Company will use commercially reasonable efforts to deliver such Common Shares to the Holder in a manner that facilitates the closing of such sale or sales to the extent it is advised of the desired date of delivery in the Conversion Notice.
  (h) The Company will pay any and all documentary, stamp or similar taxes payable to the United States of America or Canada or any political subdivision or taxing authority thereof or therein in respect of the issue or delivery of Common Shares on conversion of this Note pursuant hereto; provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Shares in a name other than that of the Holder and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid. Except as provided in Section 4, the Company extends no protection with respect to any other taxes imposed in connection with conversion of this Note.
  (i) The Company covenants to maintain, free from preemptive rights, out of its authorized but unissued shares, sufficient Common Shares to provide for the conversion of this Note from time to time as this Note is presented for conversion.
  (j) If any Common Shares to be maintained for the purpose of conversion of this Note hereunder require registration with or approval of any governmental authority under any Canadian federal or provincial law or United States federal or state law before such shares may be validly issued or delivered upon conversion, then the Company covenants that it will in good faith and as expeditiously as commercially reasonable endeavor to secure such registration or approval, as the case may be; provided that nothing in this Section 8(j) shall be deemed to affect in any way the obligations of the Company to convert this Note into Common Shares as provided herein.
  (k) The Company covenants that all Common Shares which may be issued upon conversion of this Note will upon issue be fully paid and non-assessable by the Company and free of preemptive rights.
         Section 9. Exercise of Conversion Right.
  (a) To convert all or a portion of the principal amount of this Note into Common Shares, the Holder must (a) complete and manually sign the conversion notice in the form attached hereto as Exhibit A (the “Conversion Notice”) (or complete and manually sign a facsimile thereof) and deliver such notice to the Company, (b) surrender this Note to the Company, (c) if required by the Company, furnish appropriate endorsements and transfer documents, and (d) if required, pay all transfer or similar taxes. The later of (a) the date on which the foregoing requirements have been satisfied and (b) the date specified in the Conversion Notice as the proposed conversion date, such date to be not less than 10 Business Days after the receipt of the Conversion Notice by the Company, is the “Conversion Date”. The Company shall promptly deliver to the Common Shares stock transfer agent notification of such Conversion Notice received by the Company from the Holder.
  (b) If in its Conversion Notice the Holder advises the Company that it is converting Notes in connection with a planned bona fide public offering or block trade of Common Shares, and requires delivery of the Common Shares on a particular date in connection with the closing of such offering or block trade, and the Company does not elect to redeem this Note, the Holder shall have the right to revoke its Conversion Notice until the time of delivery of such Common Shares on such date.
  (c) The Person or Persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon conversion shall be deemed to have become at the Close of Business on the Conversion Date the holder of record of the Common Shares issuable upon such conversion; provided that, if the Conversion Date is on any date when the stock transfer books of the Company are closed, the Person or Persons in whose name or names the certificate or certificates for such Common Shares are to be issued shall constitute the record holder or holders thereof for all purposes at the opening of business on the next succeeding day on which such stock transfer books are open but such conversion shall nevertheless be at the Conversion Ratio in effect on the Conversion Date.
  (d) No payment or adjustment shall be made for dividends on, or other distributions with respect to, any Common Shares except as provided in Section 11.
  (e) Except to the extent that the Company satisfies the Conversion Amount by delivering cash as provided herein, this Note or the portion hereof surrendered for conversion shall be converted into Common Shares in registered form.
  (f) This Note shall be deemed to have been converted immediately prior to the Close of Business on the Conversion Date, in accordance with the foregoing provisions.
  (g) In case this Note is converted in part only, upon such conversion the Company shall execute and deliver to the Holder a new Note of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to the unconverted portion of the principal amount of such Note. A Note may be converted in part, but only if the principal amount of this Note to be converted is any integral multiple of $10,000,000 and the principal amount of such security to remain outstanding after such conversion is equal to at least $10,000,000.
  (h) The Company’s delivery to the Holder of the Conversion Consideration shall be deemed to satisfy the Company’s obligation to pay the converted portion of the principal amount of this Note and any interest, including Additional Interest, thereon.

         Section 10. Subordination; Ranking.
  (a) The Company covenants and agrees, and the Holder by the acceptance of this Note likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Section 10, the indebtedness represented by this Note and the payment of the principal of (and premium, if any) and interest (including any Additional Interest) on this Note are hereby expressly made subordinate and subject in right of payment as provided in this Section 10 to the prior payment in full of all Senior Indebtedness.
  (b) If the Company shall default in the payment of any principal of (or premium, if any), interest on or other amounts payable in respect of any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration of acceleration or otherwise, then, from and after the time of any written notice of such default to the Company by the holders of Senior Indebtedness or any trustee therefor, and unless and until such default shall have been cured or waived or shall have ceased to exist or all amounts then due and payable in respect of such Senior Indebtedness shall have been paid in full, no direct or indirect payment (in cash, property, securities (other than newly issued equity or securities of the Company subordinated to Senior Indebtedness), by set-off or otherwise) shall be made or agreed to be made on account of the principal of (or premium, if any) or interest (including any Additional Interest) on this Note, or in respect of any redemption, repayment, retirement, purchase or other acquisition of this Note.
  (c) In the event of (a) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization or winding-up of the Company under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or the Winding-Up Act (Canada) or any other bankruptcy, insolvency or analogous laws, or issuing sequestration or process of execution against the Company or any substantial part of its property, or appointing a receiver of the Company or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order or appointment unstayed, undischarged and in effect for a period of 60 days from the date thereof; or (b) the institution by the Company of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or the Winding-Up Act (Canada) or any other bankruptcy, insolvency or analogous laws, or the consent by it to the filing of any such petition or to the appointment of a receiver of the Company or of any substantial part of its property, or the making by it of a general assignment for the benefit of creditors, or the Company’s admitting in writing its inability to pay its debts generally as they become due or taking corporate action in furtherance of any of the aforesaid purposes, (each such event in (a) or (b), if any, herein sometimes referred to as a “Proceeding”), all Senior Indebtedness (including any interest thereon accruing after the commencement of any such proceedings) shall first be paid in full before any payment or distribution, whether in cash, securities or other property (other than newly issued equity or securities of the Company subordinated to Senior Indebtedness), shall be made to the Holder of this Note on account thereof. After the institution of a Proceeding, any payment or distribution, whether in cash, securities or other property (other than equity or subordinated securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which are subordinate, at least to the extent provided in this Section 10 with respect to the indebtedness evidenced by this Note, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for these subordination provisions) be payable or deliverable in respect of this Note shall be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness (including any interest thereon accruing after the commencement of any Proceeding) shall have been paid in full.
  (d) In the event of any Proceeding, after payment in full of all sums owing with respect to Senior Indebtedness, the Holder of this Note, together with the holders of any obligations of the Company ranking on a parity with this Note, shall be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on account of unpaid principal of (and premium, if any) and interest (including Additional Interest) on this Note and such other obligations before any payment or other distribution, whether in cash, securities or other property, shall be made on account of any capital stock or any obligations of the Company ranking junior to this Note and such other obligations.
  (e) If any payment or distribution of any character or any security, whether in cash, securities or other property (other than equity or subordinated securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which are subordinate, at least to the extent provided in this Section 10 with respect to the indebtedness evidenced by this Note, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), shall be received by the Holder in contravention of any of the terms of this Section 10, such payment or distribution or security shall be received in trust for the benefit of, and shall be paid over or delivered and transferred to, the holders of the Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay all such Senior Indebtedness in full, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness. In the event of the failure of the Holder to endorse or assign any such payment, distribution or security, each holder of Senior Indebtedness is hereby irrevocably authorized to endorse or assign the same.
  (f) The Holder shall take such action as may, in the opinion of counsel designated by the holders of a majority in principal amount of the Senior Indebtedness at the time outstanding, be necessary or appropriate to assure the effectiveness of the subordination effected by these provisions.
  (g) The provisions of this Section shall not impair any rights, interests, remedies or powers of any secured creditor of the Company in respect of any security interest the creation of which is not prohibited by the provisions of this Note.
  (h) The securing of any obligations of the Company, otherwise ranking on a parity with this Note or ranking junior to this Note, shall not be deemed to prevent such obligations from constituting, respectively, obligations ranking on a parity with this Note or ranking junior to this Note.
  (i) Nothing contained in this Note shall prevent the Company, at any time, except during the pendency of the conditions described in the first paragraph of Section 10(b) or of any Proceeding referred to in Section 10(c), from making payments at any time of principal of (and premium, if any) or interest (including any Additional Interest) on this Note.
  (j) Subject to the payment in full of all amounts due or to become due on all Senior Indebtedness, or the provision for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of Senior Indebtedness, the Holder of this Note shall be subrogated to the extent of the payments or distributions made to the holders of such Senior Indebtedness pursuant to the provisions of this Section 10 (equally and ratably with the holders of all indebtedness of the Company that by its express terms is subordinated to Senior Indebtedness of the Company to substantially the same extent as this Note is subordinated to the Senior Indebtedness and is entitled to like rights of subrogation by reason of any payments or distributions made to holders of such Senior Indebtedness) to the rights of the holders of such Senior Indebtedness to receive payments and distributions of cash, securities and other property applicable to the Senior Indebtedness until the principal of (and premium, if any) and interest (including any Additional Interest) on this Note shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, securities or other property to which the Holder of this Note would be entitled except for the provisions of this Section 10, and no payments pursuant to the provisions of this Section 10 to the holders of Senior Indebtedness by Holder of this Note, shall, as among the Company, its creditors other than holders of Senior Indebtedness, and the Holder of this Note, be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness.
  (k) The provisions of this Section 10 are and are intended solely for the purpose of defining the relative rights of the Holder of this Note on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Section 10 or elsewhere in this Note is intended to or shall (a) impair, as between the Company and the Holder of this Note, the obligations of the Company, which are absolute and unconditional, to pay to the Holder of this Note the principal of (and premium, if any) and interest (including any Additional Interest) on this Note as and when the same shall become due and payable in accordance with their terms; or (b) affect the relative rights against the Company of the Holder of this Note and creditors of the Company other than their rights in relation to the holders of Senior Indebtedness; or (c) prevent the Holder of this Note from exercising all remedies otherwise permitted by applicable law upon default under this Note, including filing and voting claims in any Proceeding, subject to the rights, if any, under this Section 10 of the holders of Senior Indebtedness to receive cash, securities and other property otherwise payable or deliverable to such Holder.
  (l) No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder, or by any non-compliance by the Company with the terms, provisions and covenants of this Note, regardless of any knowledge thereof any such holder may have or be otherwise charged with.
  (m) Without in any way limiting the generality of the immediately preceding subsection, the holders of Senior Indebtedness may, at any time and from time to time, without the consent of or notice to the Holder of this Note, without incurring responsibility to the Holder of this Note and without impairing or releasing the subordination provided in this Section 10 or the obligations hereunder of the Holder of this Note to the holders of Senior Indebtedness, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness or otherwise amend or supplement in any manner Senior Indebtedness or any instrument evidencing the same or any agreement under which Senior Indebtedness is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (iii) release any Person liable in any manner for the collection of Senior Indebtedness; and (iv) exercise or refrain from exercising any rights against the Company and any other Person.
  (n) Upon any payment or distribution of assets of the Company referred to in this Section 10, the Holder of this Note shall be entitled to conclusively rely upon any order or decree entered by any court of competent jurisdiction in which such insolvency, bankruptcy, receivership, liquidation, reorganization, dissolution, winding up or similar case or proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors, agent or other Person making such payment or distribution, delivered to the Holder of this Note, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 10.
  (o) The failure by the Company to make a payment on account of principal of or interest (including any Additional Interest) on this Note by reason of any provision of this Section 10 shall not be construed as preventing the occurrence of an Event of Default as specified in clauses (a) or (b) of Section 12.
  (p) If payment on this Note is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Indebtedness of the acceleration to the extent required to provide such notice pursuant to the instruments governing such Senior Indebtedness.
  (q) This Note shall rank pari passu with the Company’s 3 1/2% Subordinated Convertible Debentures due 2052.
     Section 11. Reclassification, Reorganization, Sale.
  (a) If there occurs any: (i) Reclassification, (ii) Reorganization or (iii) Sale, and as a result holders of Common Shares are entitled to receive common equity, other securities or other property or assets (including cash) with respect to or in exchange for such Common Shares, then the Holder of this Note will be entitled to convert this Note into Common Shares (as reclassified or changed in the case of a Reclassification), or, in the case of a Reorganization, into shares of common equity of the resulting company at the Conversion Ratio on the applicable conversion date.
  (b) Notwithstanding Section 11(a), if holders of Common Shares would be entitled to receive any property (including cash) other than Prescribed Securities with respect to or in exchange for such Common Shares, then the Company or the successor or purchasing corporation, as the case may be, shall execute with the Holder an agreement providing that in respect of this Note, if surrendered for conversion following such event and prior to the fifth anniversary of issuance, this Note shall be convertible into Prescribed Securities of a type specified by the Board of Directors of the Company and identified in such agreement and the Conversion Ratio and Conversion Price shall, if necessary, be adjusted so that the value of the Prescribed Securities immediately following such event into which this Note is convertible immediately following such event is equivalent (as determined in good faith by the Board of Directors of the Company whose determination, to the extent made in good faith and without manifest error, shall be conclusive and binding) to the value of the property the Holder of this Note would have been entitled to receive had the Holder converted this Note into Common Shares immediately prior to such event and, in the circumstances contemplated by this paragraph, the Holder shall not have the right upon the surrender of Note for conversion to the property which holders of Common Shares shall be entitled to receive as a result of such event. For the avoidance of doubt, this paragraph shall not apply with respect to any conversion by the Holder occurring after the fifth anniversary of issuance and in such case the provisions of Section 11(a) shall apply. Further, for the avoidance of doubt, upon any delivery by the Company (or any successor or purchasing corporation) of stock or securities (in whole or in part) as payment of any amount in accordance with the terms of this Note where the Company has elected to make payment in the form of stock or securities, the Holder shall have the right to receive the same property such Holder would have been entitled to receive had the Holder converted this Note into Common Shares immediately prior to the event referred to in the preceding sentence.
  (c) The Company, or such successor or purchasing corporation, as the case may be, shall, as a condition precedent to such Reclassification, Reorganization or Sale, execute and deliver to the Holder an agreement providing that the Holder shall have the right to convert this Note as described in this Section. The provisions of this Section shall similarly apply to any successive Reclassification, Reorganization or Sale.
     Section 12. Event of Default.
            Upon the occurrence of any of the following events:
   (a) default in the payment of any interest (including Additional Interest) upon this Note when it becomes due and payable, and continuance of such default for a period of 15 days (subject to the deferral of any due date in the case of an Extension Period); or
   (b) default in the payment of the principal of this Note at its Maturity;
   (c) default in the performance, or breach, of any covenant of the Company in this Note (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this Section specifically dealt with), and continuance of such default or breach for a period of 45 days after there has been given, by registered or certified mail, to the Company by the Holder a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder; or
   (d) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Company, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in indebtedness in excess of U.S.$100,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, if such indebtedness shall not have been discharged or such acceleration shall not have been rescinded or annulled within a period of 5 Business Days after there shall have been given, by registered or certified mail, to the Company by the Holders a written notice specifying such default and requiring the Company to cause such acceleration to be rescinded or annulled and stating that such notice is a “Notice of Default” hereunder; provided, however ,that if such event of default under such bond, debenture, note or other evidence of indebtedness for money borrowed by the Company or mortgage, indenture or instrument shall be remedied or cured by the Company or waived by the holder of such indebtedness, then the Event of Default hereunder by reason thereof shall be deemed likewise to have been thereupon remedied, cured, or waived without further action upon the part of any of the Holder of Note; or
  (e) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization or winding-up of the Company under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or the Winding-Up Act (Canada) or any other bankruptcy, insolvency or analogous laws, or the issuing of a sequestration order or process of execution against the Company or any substantial part of its property, or appointing a receiver of the Company or of any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order or appointment unstayed, undischarged and in effect for a period of 60 days from the date thereof;
  (f) the institution by the Company of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the Companies’ Creditors Arrangement Act (Canada), the Bankruptcy and Insolvency Act (Canada) or the Winding-Up Act (Canada) or any other bankruptcy, insolvency or analogous laws, or the consent by it to the filing of any such petition or to the appointment of a receiver or similar official of the Company or of any substantial part of its property, or the making by it of a general assignment for the benefit of creditors, or the Company’s admitting in writing its inability to pay its debts generally as they become due or taking corporate action in furtherance of any of the aforesaid purposes; or
then, in any such an event, (A) if such event is an Event of Default specified in paragraph (e) or (f) above, this Note (with accrued and unpaid interest thereon, including any Additional Interest), shall automatically, and without any declaration or other action on the part of the Holder, become due and payable, and (B) if such event is any other Event of Default, the Holder may declare the principal amount of, and accrued interest and any Additional Interest on, this Note to be due and payable immediately, by a notice in writing to the Company and upon any such declaration such principal amount (or specified amount) shall become immediately due and payable. Payment of principal and interest (including any Additional Interest) on this Note shall remain subordinated to all Senior Indebtedness to the extent provided in Section 10 notwithstanding that such amount shall become immediately due and payable as herein provided.

         Section 13. Consolidation; Merger.
  (a) Nothing contained in this Note shall prevent any consolidation, amalgamation, merger or statutory arrangement of the Company with or into any other corporation or corporations (whether or not an Affiliate), or successive consolidations, amalgamations, mergers or statutory arrangements in which the Company or its successor or successors shall be a party or parties, or shall prevent any sale, conveyance or lease of all or substantially all the property of the Company, to any other corporation (whether or not an Affiliate) authorized to acquire and operate the same; provided, however, and the Company hereby covenants and agrees, that any such consolidation, amalgamation, merger, statutory arrangement, sale, conveyance or lease shall be upon the condition that (i) immediately after such consolidation, amalgamation, merger, statutory arrangement, sale, conveyance or lease the corporation (whether the Company or such other corporation) formed by or surviving any such consolidation, amalgamation or merger, or to which such sale, conveyance or lease shall have been made (the “Successor Corporation”), shall not be in default in the performance or observance of any of the term, covenants and conditions of this Note to be kept or performed by the Company; and (ii) the due and punctual payment of the principal of (and premium, if any) and interest (including any Additional Interest) on this Note, and the due and punctual performance and observance of each other covenant and condition of this Note, including the obligation to convert this Note, shall be expressly assumed by the Successor Corporation (if other than the Company), whereupon such Successor Corporation shall succeed to and be substituted for the Company, with the same effect as if it had been the Company and the Company shall thereupon be relieved of any further obligation or liabilities hereunder or upon this Note, and the Company as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound-up or liquidated.
  (b) In case of any such consolidation, amalgamation, merger, statutory arrangement, sale, conveyance or lease and upon the assumption by the Successor Corporation, upon the execution by the Successor Corporation and the Company and delivery to the Holder, of an instrument, reasonably satisfactory in form and substance to the Holder, pursuant to which the Successor Corporation shall assume the due and punctual payment of the principal of and interest on this Note and the due and punctual performance of all of the covenants and conditions of this Note to be performed by the Company, and shall have provided for the right to convert this Note in accordance with its terms, such Successor Corporation shall succeed to and be substituted for the Company, with the same effect as if it had been the Company, and the Company shall thereupon be relieved of any further obligation or liabilities hereunder, and the Company as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound-up or liquidated.
  (c) In case of any such consolidation, amalgamation, merger, statutory arrangement, sale, conveyance or lease, or change in the name of the Company, such changes in phraseology and form (but not in substance) may be made in this Note thereafter to be issued as may, in the opinion of the Company, be appropriate.
         Section 14. Note.
         Upon surrender of this Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, accompanied by a written instrument of transfer duly executed by the registered holder of this Note or such Holder’s attorney duly authorized in writing and accompanied by the address for notices of each transferee of this Note or part hereof), the Company shall, within five Business Days thereafter, execute and deliver, at the Company’s expense (except as provided below), one or more new notes (as requested by the holder thereof, each in a principal amount no less than US$250,000,000) (the “New Notes”) representing the same underlying indebtedness, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Notes. Each of the New Notes shall be payable to such Person as the Holder may request. Each of the New Notes shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of this Note.
         Section 15. Amendments and Waivers.
         Neither this Note nor any terms hereof may be waived, amended, supplemented or modified unless such waiver, amendment, supplement or modification is in writing signed by the Company and the Holder, provided, however, that any waiver, amendment, supplement or modification relating to Section 10 hereof is subject to the provisions of Section 10(g).
         Section 16. Notices.
         All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile (receipt confirmed), if to the Holder at the address and facsimile number indicated for such Holder on the books and records of the Company and if to the Company at the following address or facsimile number (or at such other address or facsimile numbers as the Company may specify by notice):
Company:
and with a
copy to:

         Section 17. No Waiver; Cumulative Remedies.
         No failure to exercise and no delay in exercising, on the part of the Holder, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
         Section 18. Assignment; Successors.
         This Note shall be binding upon and inure to the benefit of the Company, all future Holders of this Note and their respective successors and assigns.
         Section 19. Consent to Jurisdiction and Service of Process.
  (a) The Company irrevocably submits to the jurisdiction of any New York State or Federal court sitting in The City of New York over any suit, action or proceeding arising out of or relating to this Note. The Company irrevocably waives, to the fullest extent permitted by law, any objection which it may have to the laying of the venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding brought in such a court has been brought in any inconvenient forum. The Company agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding upon the Company and may be enforced in the courts of Canada (or any other courts to the jurisdiction of which the Company is subject) by a suit upon such judgment, provided that service of process is effected upon the Company in the manner specified in the following paragraph or as otherwise permitted by law; provided, however, that the Company does not waive, and the foregoing provisions of this sentence shall not constitute or be deemed to constitute a waiver of, (i) any right to appeal any such judgment, to seek any stay or otherwise to seek reconsideration or review of any such judgment or (ii) any stay of execution or levy pending an appeal from, or a suit, action or proceeding for reconsideration or review of, any such judgment.
  (b) As long as this Note remains outstanding, the Company will at all times have an authorized agent in the Borough of Manhattan, The City of New York upon whom process may be served in any legal action or proceeding arising out of or relating to this Note. Service of process upon such agent and written notice of such service mailed or delivered to the Company shall to the extent permitted by law be deemed in every respect effective service of process upon the Company in any such legal action or proceeding. The Company hereby appoints CT Corporation System as its agent for such purpose, and covenants and agrees that service of process in any such legal action or proceeding may be made upon it at the office of such agent at 111 Eighth Avenue, New York, New York 10011 (or at such other address in the Borough of Manhattan, The City of New York, as the Company may designate by written notice to the Holder).
  (c) The Company hereby consents to process being served in any suit, action or proceeding of the nature referred to in the preceding paragraphs by service upon such agent together with the mailing of a copy thereof by registered or certified mail, postage prepaid, return receipt requested, to the address of the Company set forth in the first paragraph of this instrument or to any other address of which the Company shall have given written notice to the Holder. The Company irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service (but does not waive any right to assert lack of subject matter jurisdiction) and agrees that such service (i) shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by law, be taken and held to be valid personal service upon and personal delivery to the Company.
         Section 20. GOVERNING LAW.
         THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

         In Witness Whereof, the Company has caused this instrument to be duly executed.
Dated:

INCO LIMITED
By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A
CONVERSION NOTICE
     The undersigned holder of this Note hereby exercises the option to convert this Note, or the portion below designated, into Common Shares of Inco Limited in accordance with the terms of Section 8 of this Note, and directs that the Common Shares issuable and deliverable upon conversion, together with any check in payment for fractional shares, be issued in the name of and delivered to the undersigned registered Holder hereof, unless a different name has been indicated in this notice below. If Common Shares are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. Any amount required to be paid by the undersigned on account of interest accompanies this Note.

If applicable please complete:
The undersigned Holder hereby advises the Company that it is converting Notes in connection with a planned bona fide public offering or block trade of Common Shares, and requires delivery of the Common Shares to the Holder on __________________ (the “Requested Delivery Date”), in connection with that transaction. The undersigned Holder understands that, if the Company does not elect to redeem this Note pursuant to the terms thereof, the undersigned shall have the right to revoke this Conversion Notice until the Requested Delivery Date.
Dated: __________________

By:
Name:
Title:

If Common Shares are to be issued and registered otherwise than to the registered Holder named above, please print or	If only a portion of the Note is to be converted, please indicate:
typewrite name and address, including zip code, and social security or other taxpayer identification number:	Principal amount to be converted ($10,000,000 or multiples thereof):

Remaining principal amount following such conversion
Name	($10,000,000 or multiples thereof):

Address

Social Security or other Taxpayer Identification Number